UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Nationwide Health Properties Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Supplemental Disclosure

On June 9, 2011, Nationwide Health Properties, Inc., which we refer to as NHP, and Ventas, Inc., which we refer to as Ventas, agreed on a settlement in principle with the plaintiffs in In re Nationwide Health Properties, Inc. Shareholder Litigation, Case No. 24-C-11-001476, currently pending in the Circuit Court for Baltimore City, Maryland.  The settlement remains subject to appropriate documentation by the parties and approval by the court.

As part of the settlement, NHP and Ventas agreed to make the disclosures set forth in this Schedule 14A.  Information concerning the proposed merger is set forth in, or incorporated by reference into, the joint proxy statement/prospectus dated May 13, 2011 related to the special meetings of stockholders of each of NHP and Ventas, which we refer to as the joint proxy statement/prospectus.  The joint proxy statement/prospectus is supplemented by, and should be read as part of and in conjunction with, the information set forth in this Schedule 14A.

Background of the Merger

•                  As previously disclosed on page 39 of the joint proxy statement/prospectus, during 2010, NHP management became increasingly concerned about its ability to compete effectively relative to certain larger healthcare REITs. NHP management was specifically concerned because NHP had been unsuccessful in competing with other healthcare REITs for larger acquisitions.  As a result of this experience, NHP management believed that, unless NHP altered its investment approach, NHP would continue to have difficulty competing for larger acquisitions with the other larger healthcare REITs.

•                  As previously disclosed on page 40 of the joint proxy statement/prospectus, both J.P. Morgan Securities LLC, which we refer to as J.P. Morgan, and another investment banking firm made presentations with their views on the healthcare real estate market and potential combination opportunities for NHP at NHP’s regular quarterly board meeting held on August 3, 2010.  The other investment banking firm provided an overview of the healthcare REIT industry and NHP’s performance relative to other companies in the healthcare REIT industry.  The other investment banking firm also provided its analysis of potential strategic combinations between NHP and each of Ventas, Company A and Company B.

•                  As previously disclosed on page 40 of the joint proxy statement/prospectus, on October 18, 2010, the NHP board instructed management to coordinate with J.P. Morgan to initiate contact with a select group of large healthcare REITs with which a combination could be favorable for NHP stockholders and which were capable of executing such a transaction.  The NHP board viewed a transaction at a price that would provide NHP’s stockholders with a premium to the market price at the time and which presented a high likelihood of consummation as a combination that would be favorable for NHP stockholders.  The NHP board determined not to initiate contact with financial buyers or non-healthcare-related REITs because the NHP board, after discussion with J.P. Morgan, did not believe that financial buyers or non-healthcare REITs would offer the most value to NHP stockholders and therefore did not wish to jeopardize the confidentiality of the process by contacting them.

•                  As previously disclosed on page 41 of the joint proxy statement/prospectus, at the NHP board meeting on December 15, 2010, J.P. Morgan reviewed a number of statistics relating to NHP, Ventas, Company A and the healthcare REIT industry in general.  J.P. Morgan discussed the capitalization rates implied by the indications of interest received from each of Ventas and Company A, and also discussed the potential accretion or dilution of funds from operations and adjusted funds from operations of each of Ventas and Company A based on different exchange ratios, noting that the transaction proposed by Ventas was expected to be accretive to Ventas.

•                  As previously disclosed on page 44 of the joint proxy statement/prospectus, in mid-February 2011, it became clear that Hearthstone would be unable to pay the rent then due under its leases with NHP.  NHP expected that a default by Hearthstone would reduce NHP’s revenue and cash flow by approximately $7 million annually, an amount consistent with the revised lease terms agreed to by NHP and Hearthstone on February 25, 2011.

•                  As previously disclosed on page 44 of the joint proxy statement/prospectus, on February 21, 2011, the chief executive officer of Company A informed Mr. Pasquale that Company A was not prepared to confirm a definitive proposal, and between February 22, 2011 and February 27, 2011, the chief executive officer and financial advisors of Company A placed phone calls to representatives of NHP, indicating Company A’s continuing interest in a potential transaction with NHP and making overtures toward continued discussions.  Notwithstanding the foregoing, Company A never narrowed, modified or confirmed the exchange ratio range it had previously proposed. NHP determined that the merger with Ventas was preferable to continuing to pursue a transaction with Company A, among other reasons, because of the higher likelihood of consummating a transaction with Ventas and the belief that the merger would be immediately accretive to Ventas’s funds from operation and funds available for distribution.

Certain Ventas Financial Information

•                  As previously disclosed on page 73 of the joint proxy statement/prospectus, Ventas provided the NHP board of directors and management and J.P. Morgan with hypothetical, unaudited financial information for Ventas for fiscal years 2011 through 2013, which we refer to as the Ventas case, which, as previously disclosed, is speculative by its nature and is based on numerous assumptions, including with regard to the volume of, and returns on, acquisitions, borrowing costs and cost of equity, which are inherently uncertain and beyond the knowledge and control of Ventas management.  In particular, the Ventas case was prepared assuming that the acquisition of substantially all of the real estate assets of Atria Senior Living Group, Inc., together with its affiliates (including One Lantern Senior Living Inc), which we refer to as the Atria Acquisition, would be consummated on the terms and conditions set forth in the definitive merger agreement, dated as of October 21, 2010, with respect to such acquisition, without any waiver or modification of any such terms or conditions.  The Atria Acquisition was consummated on May 12, 2011.

Opinion of Ventas’s Financial Advisor

•                  As previously disclosed on page 53 of the joint proxy statement/prospectus, Centerview Partners LLC, which we refer to as Centerview Partners, reviewed certain information furnished to Centerview Partners by NHP’s management (as adjusted by Ventas), including financial forecasts and analyses, relating to the business, operations and prospects of NHP.  These adjustments include adjustments to exclude the impact of any potential future acquisitions by NHP for which a binding agreement or binding letter of intent was not in place at the time of the preparation of the adjusted forecasts.  Additionally, Ventas adjusted such information to assume a lower rent amount from Hearthstone than the amount contractually due under the Hearthstone leases prior to NHP’s renegotiation of lease terms with Hearthstone.

•                  In conducting its relative analyst price target analysis, Centerview Partners observed the following high, mean, median and low analyst stock price targets for Ventas and NHP:

Ventas	Analyst Price Target
High	$62.00
Mean	$55.28
Median	$54.05
Low	$48.00

NHP	Analyst Price Target
High	$45.00
Mean	$40.36
Median	$40.00
Low	$35.00

•                  In conducting its relative net asset value analysis, Centerview Partners observed the following high, mean, median and low analyst net asset value per share estimates for Ventas and NHP:

Ventas	Net Asset Value per Share Estimate
High	$45.00
Mean	$39.65
Median	$39.22
Low	$35.40

NHP	Net Asset Value per Share Estimate
High	$33.61
Mean	$29.38
Median	$29.63
Low	$26.69

•                  Centerview Partners selected the discount rates previously disclosed on page 56 of the joint proxy statement/prospectus in conducting its relative discounted cash flow analysis based on a weighted average cost of capital analysis of Ventas, NHP, and their peer group.  Centerview Partners took into consideration the differences in Ventas’s and NHP’s operating models, including NHP’s primarily triple-net lease portfolio and Ventas’s higher proportion of operating assets.

•                  Centerview Partners selected the perpetuity growth rates previously disclosed on page 56 of the joint proxy statement/prospectus in conducting its relative discounted cash flow analysis to reflect estimated organic growth (i.e., growth excluding the impact of future acquisitions) for both companies based on Ventas’s and NHP’s respective operating models, including the contribution of operating assets (including the properties to be acquired in the Atria Acquisition) to Ventas’s expected cash flows.

Opinion of NHP’s Financial Advisor

•                  As previously disclosed on page 61 of the joint proxy statement/prospectus, J.P. Morgan selected HCP, Inc., Health Care REIT, Inc. and Ventas, which we refer to collectively as the selected companies, for J.P. Morgan’s public trading analysis.  J.P. Morgan chose the selected companies because they are publicly traded REITs with operations that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of NHP, including market capitalization, asset composition and geographic diversity.

•                  As previously disclosed on page 61 of the joint proxy statement/prospectus, for each of the selected companies, J.P. Morgan calculated the multiple of equity market price per share to the median estimate of its calendar year 2011 adjusted funds from operations per share, as reported by equity research analysts, as of February 25, 2011.  J.P. Morgan utilized the closing stock price of each of the selected companies’ common stock on February 25, 2011 in this analysis. The closing stock price for each of the selected companies’ common stock on February 25, 2011 is set forth in the table below.

Stock Price
HCP, Inc.	$37.04
Health Care REIT, Inc.	$50.86
Ventas, Inc.	$57.19

•                  As previously disclosed on page 61 of the joint proxy statement/prospectus, in its public trading analysis, J.P. Morgan applied a range of price/AFFO per share multiples to the CY11 AFFO per share estimates for NHP and Ventas per median equity research estimates.  J.P. Morgan selected this range of multiples based on its professional judgment and its knowledge of NHP, Ventas and the other selected companies, with consideration given to the differences in financial and operating characteristics and other relevant factors, such as market capitalization, capital structure and growth rates.

•                  J.P. Morgan selected the ranges of discount rates and perpetual dividend growth rates for NHP previously disclosed on page 62 of the joint proxy statement/prospectus in conducting its dividend discount analysis based on an analysis of the cost of equity for NHP, risks inherent in the industry and specific risks associated with NHP’s continuing operations on a stand-alone basis as well as other qualitative factors, such as characteristics of NHP’s assets.

•                  J.P. Morgan selected the ranges of discount rates and perpetual dividend growth rates for Ventas previously disclosed on page 63 of the joint proxy statement/prospectus in conducting its dividend discount analysis based on an analysis of the cost of equity for Ventas, risks inherent in the industry and specific risks associated with Ventas’s continuing operations on a stand-alone basis as well as other qualitative factors, such as characteristics of Ventas’s assets.

Cautionary Statement Regarding Forward-Looking Statements

This Schedule 14A and the joint proxy statement/prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements regarding Ventas’s, NHP’s or their respective tenants’, operators’, managers’ or borrowers’ expected future financial position, results of operations, cash flows, funds from operations, dividends and dividend plans, financing plans, business strategy, budgets, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, merger integration, growth opportunities, dispositions, expected lease income, continued qualification as a real estate investment trust, plans and objectives of management for future operations and statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will” and other similar expressions are forward-looking statements. Such forward-looking statements are inherently uncertain, and security holders must recognize that actual results may differ from the companies’ expectations. Except to the extent required by applicable law, neither Ventas nor NHP undertakes a duty to update such forward-looking statements, which speak only as of the date on which they are made.

Ventas’s and NHP’s actual future results and trends may differ materially depending on a variety of factors discussed in their filings with the SEC. These factors include without limitation:

•                  the ability and willingness of each company’s tenants, operators, borrowers, managers and other third parties to meet and/or perform their obligations under their respective contractual arrangements with the company, including, in some cases, their obligations to indemnify, defend and hold harmless the company from and against various claims, litigation and liabilities;

•                  the ability of each company’s tenants, operators, borrowers and managers to maintain the financial strength and liquidity necessary to satisfy their respective obligations and liabilities to third parties, including without limitation obligations under their existing credit facilities and other indebtedness;

•                  each company’s success in implementing its business strategy and its ability to identify, underwrite, finance, consummate and integrate diversifying acquisitions or investments, including Ventas’s recently completed Atria Acquisition and those in different asset types and outside the United States;

•                  the nature and extent of future competition;

•                  the extent of future or pending healthcare reform and regulation, including cost containment measures and changes in reimbursement policies, procedures and rates;

•                  increases in each company’s cost of borrowing as a result of changes in interest rates and other factors;

•                  the ability of each company’s operators and managers, as applicable, to deliver high quality services, to attract and retain qualified personnel and to attract residents and patients;

•                  changes in general economic conditions and/or economic conditions in the markets in which each company may, from time to time, compete, and the effect of those changes on the company’s revenues and its ability to access the capital markets or other sources of funds;

•                  each company’s ability to pay down, refinance, restructure and/or extend its indebtedness as it becomes due;

•                  each company’s ability and willingness to maintain its qualification as a REIT due to economic, market, legal, tax or other considerations;

•                  final determination of each company’s taxable net income for the year ended December 31, 2010 and for the year ending December 31, 2011;

•                  the ability and willingness of each company’s tenants to renew their leases upon expiration of the leases and each company’s ability to reposition its properties on the same or better terms in the event such leases expire and are not renewed by the tenants or in the event the company exercises its right to replace an existing tenant upon default;

•                  risks associated with Ventas’s senior living operating portfolio, such as factors causing volatility in its operating income and earnings generated by its properties, including without limitation national and regional economic conditions, costs of materials, energy, labor and services, employee benefit costs, insurance costs and professional and general liability claims, and the timely delivery of accurate property-level financial results for those properties;

•                  the movement of U.S. and Canadian exchange rates;

•                  year-over-year changes in the Consumer Price Index and the effect of those changes on each company’s earnings and the rent escalators included in its leases;

•                  each company’s ability and the ability of its tenants, operators, borrowers and managers to obtain and maintain adequate liability and other insurance from reputable and financially stable providers;

•                  the impact of increased operating costs and uninsured professional liability claims on the liquidity, financial condition and results of operations of each company’s tenants, operators, borrowers and managers, and the ability of those tenants, operators, borrowers and managers to accurately estimate the magnitude of those claims;

•                  risks associated with each company’s MOB portfolio and operations, including its ability to successfully design, develop and manage MOBs, to accurately estimate its costs in fixed fee-for-service projects and to retain key personnel;

•                  the ability of the hospitals on or near whose campuses each company’s MOBs are located and their affiliated health systems to remain competitive and financially viable and to attract physicians and physician groups;

•                  each company’s ability to maintain or expand its relationships with its existing and future hospital and health system clients;

•                  risks associated with each company’s investments in joint ventures and unconsolidated entities, including its lack of sole decision-making authority and its reliance on its joint venture partners’ financial condition;

•                  the impact of market or issuer events on the liquidity or value of each company’s investments in marketable securities; and

•                  the impact of any financial, accounting, legal or regulatory issues or litigation that may affect either company or its major tenants, operators or managers.

Many of these factors are beyond the control of the companies and their management. Due to these risks and uncertainties, there can be no assurances that the results anticipated by the forecasts or other forward-looking statements of Ventas or NHP will occur, that their respective judgments or assumptions will prove correct, or that unforeseen developments will not occur. Accordingly, you are cautioned not to place undue reliance upon any forecasts or other forward-looking statements of Ventas or NHP.

Additional Information About the Proposed Transaction and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.  In connection with the proposed transaction, Ventas filed with the SEC a registration statement on Form S-4 that includes a joint proxy statement of NHP and Ventas, and that also constitutes a prospectus of Ventas.  NHP and Ventas also plan to file other documents with the SEC with respect to the proposed transaction.  INVESTORS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors may obtain free copies of the registration statement, the joint proxy statement/prospectus and other relevant documents filed by NHP and Ventas with the SEC (if and when they become available) through the website maintained by the SEC at www.sec.gov.  Copies of the documents filed by NHP with the SEC are available free of charge on NHP’s website at www.nhp-reit.com, and copies of the documents filed by Ventas with the SEC are also available free of charge on Ventas’s website at www.ventasreit.com.

NHP, Ventas and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from NHP’s and Ventas’s stockholders in respect of the proposed transaction.  Information regarding NHP’s directors and executive officers can be found in NHP’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as amended by Amendment No. 1 on Form 10-K/A filed with the SEC on April 26, 2011.  Information regarding Ventas’s directors and executive officers can be found in Ventas’s definitive proxy statement filed with the SEC on March 28, 2011.  Additional information regarding the interests of such potential participants is included in the joint proxy statement/prospectus and other relevant documents filed with the SEC in connection with the proposed transaction if and when they become available.  These documents are available free of charge on the SEC’s website and from NHP or Ventas, as applicable, using the sources indicated above.